Exhibit 10.07

CO-BRAND AND PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

BETWEEN

HANOVER DIRECT, INC.

AND

WORLD FINANCIAL NETWORK NATIONAL BANK

DATED AS OF FEBRUARY 22, 2005

Page

SECTION 1. DEFINITIONS
1.1	Certain Definitions
1.2	Rules of Interpretation

SECTION 2. THE PROGRAM
2.1	Establishment and Operation of the Program
2.2	Applications for Credit Under the Program; Billing Statements
2.3	Operating Procedures
2.4	Program Documents
2.5	Marketing
2.6	Credit Decision
2.7	Ownership of Accounts and Mailing Lists, Reporting Requirements
2.8	Protection Programs and Enhancement Marketing Services
2.9	Ownership of Hanover Direct Name and Licensing
2.10	Cardholder Loyalty Program

SECTION 3. OPERATION OF THE PROGRAM
3.1	Honoring Accounts
3.2	Additional Operating Procedures
3.3	Cardholder Disputes Regarding Goods or Services
3.4	No Special Agreements
3.5	Cardholder Disputes Regarding Violations of Applicable Law
3.6	Payment to Hanover Direct; Ownership of Accounts; Fees; Accounting
3.7	Insertion of Hanover Direct’s Promotional Materials
3.8	Payments
3.9	Chargebacks
3.10	Assignment of Title in Charged Back Purchases
3.11	Promotion of Program and Card Program; Non-Competition
3.12	Postage
3.13	Reports

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Page

SECTION 4. REPRESENTATIONS AND WARRANTIES OF HANOVER DIRECT
4.1	Organization, Power and Qualification
4.2	Authorization, Validity and Non-Contravention
4.3	Accuracy of Information
4.4	Validity of Charge Slips
4.5	Compliance with Applicable Law
4.6	Hanover Direct’s Name, Trademarks and Service Marks
4.7	Intellectual Property Rights

SECTION 5. COVENANTS OF HANOVER DIRECT
5.1	Notices of Changes
5.2	Financial Statements
5.3	Inspection
5.4	Hanover Direct’s Business
5.5	Hanover Direct’s Employees
5.6	Insurance

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BANK
6.1	Organization, Power and Qualification
6.2	Authorization, Validity and Non-Contravention
6.3	Accuracy of Information
6.4	Compliance with Applicable Law
6.5	Intellectual Property Rights

SECTION 7. COVENANTS OF BANK
7.1	Notices of Changes
7.2	Financial Statement
7.3	Inspection
7.4	Bank’s Business
7.5	Insurance

SECTION 8. INDEMNIFICATION
8.1	Indemnification Obligations
8.2	LIMITATION ON LIABILITY
8.3	NO WARRANTIES
8.4	Notification of Indemnification; Conduct of Defense

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SECTION 9. TERM AND TERMINATION
9.1	Term
9.2	Termination with Cause by Bank; Bank Termination Events
9.3	Termination with Cause by Hanover Direct; Hanover Direct Termination Events
9.4	Termination by Mutual Agreement
9.5	Termination of Particular State
9.6	Sale or Transfer of a Business
9.7	Purchase of Accounts
9.8	Termination of Program Participation
9.9	Wind Down of Operations

SECTION 10. MISCELLANEOUS
10.1	Entire Agreement
10.2	Coordination of Public Statements
10.3	Amendment
10.4	Successors and Assigns
10.5	Waiver
10.6	Severability
10.7	Notices
10.8	Captions and Cross-References
10.9	GOVERNING LAW
10.10	Counterparts
10.11	Force Majeure
10.12	Relationship of Parties
10.13	Survival
10.14	Mutual Drafting
10.15	Independent Contractor
10.16	No Third Party Beneficiaries
10.17	Confidentiality and Security Controls
10.18	Taxes

Schedules
1.1	Discount Rate and Promotional Programs
2.1(a)	Service Standards
2.5	Marketing
2.8	Monthly Master File Information
2.8(b)(ii)	Competitive Products and Services
3.6	Initial Account Terms and Features
3.13	Bank Reports

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CREDIT CARD PROGRAM AGREEMENT

THIS CREDIT CARD PROGRAM AGREEMENT is made as of this 22nd day of February, 2005 (the “Effective Date”) by and between Hanover Direct, Inc., on behalf of itself and its Merchant Affiliates (as defined below), with its principal office at 1500 Harbor Blvd., Weehawken, New Jersey 07087, and WORLD FINANCIAL NETWORK NATIONAL BANK, with its principal office at 800 Tech Center Drive, Gahanna, Ohio 43230.

RECITALS

WHEREAS, Bank is a member of various Card Associations and is an issuer of both general-purpose credit cards and private label credit cards throughout the United States;

WHEREAS, Hanover Direct has determined that offering its Customers both co-brand credit cards and private label credit cards will provide Hanover Direct’s Customers with benefits;

WHEREAS, Hanover Direct wishes to participate in a Hanover Direct-branded Program involving the issuance by Bank of both general purpose co-brand credit cards and private label credit cards to Hanover Direct’s Customers and other qualified applicants, and Bank is willing to issue such cards and perform related services to support the Program on terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing promises, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS

1.1      Certain Definitions. As used herein and unless otherwise required by the context, the following terms shall have the following respective meanings.

“Account” shall mean either a Co-Brand Account or Private Label Account.

“Address Verification Service” shall mean an adjunct process to the credit authorization process where the Cardholder’s reported billing address is verified against the Bank’s address on file for such Cardholder.

“Affiliate” shall mean with respect to either Bank or Hanover Direct any entity that is owned by, owns, or is under common control with such party; provided, however, that in the case of Hanover Direct, the term shall not include Gump’s Corp. and Gump’s by Mail Inc.

“Agreement” shall mean this Credit Card Program Agreement with all of its schedules as may be modified, altered, supplemented, or amended from time to time by the mutual written agreement of the parties.

“Applicable Law” shall mean any law, ordinance, statute, treaty, regulation, written regulatory guidance, order or directive, final rule, or other determination or finding of any court, arbitrator or governmental authority applicable or binding upon the party or to which that party is subject, or otherwise applicable to the Program, whether federal, state, county, local or otherwise.

“Applicant” shall mean a consumer who has submitted an application for an Account.

“Automated Telephone Application” shall mean an application procedure designed to process applications and open Accounts at the point of sale or order entry, in which an application for credit is processed without a paper application being completed by an Applicant and the Applicant’s information is keyed into the telephone.

“Average Accounts Receivable” shall mean the sum of the trailing twelve (12) month-end accounts receivable divided by the number twelve. The accounts receivable contain Purchases, Protection Programs and Enhancement Marketing Services charges, finance charges, late fees and other miscellaneous Cardholder charges and fees.

“Bank” shall mean World Financial Network National Bank.

“Bank’s Total Direct Expenses” shall mean those direct expenses of Bank related to the Program, Cardholders, debt cancellation claims, and direct marketing, and specifically allocable thereto, and shall be limited to: (i) talk time (ii) third-party processing fees, (iii) debt cancellation claims and (iv) other out of pocket expenses related to specific and definable aspects of a program.

“Batch Prescreen Application” shall mean a process where Bank’s offer of credit is made to certain Customers prequalified by Bank, in a batch mode typically within a catalog environment.

“Business” shall mean the following businesses owned and operated by Hanover Direct, Inc.: Domestications, Silhouettes, The Company Store, International Male, and Undergear, whether brick-and-mortar, websites, or direct marketing vehicles such as print catalogs.

“Business Day” shall mean any day, except Saturday, Sunday or a day on which banks in Ohio are required to be closed.

“Card Association” shall mean a nationwide payment clearing network such as MasterCard International, Inc. Visa U.S.A. Inc., Discover Bank or American Express Company in which the co-brand Accounts participate.

“Cardholder” shall mean any natural person to whom an Account has been issued by Bank pursuant to the Program and/or any authorized user of the Account.

“Charge Slip” shall mean a sales receipt, register receipt tape, invoice or other documentation, whether in hard copy or electronic form, in each case evidencing a Purchase that is to be charged to a Cardholder’s Account.

“Co-Brand Account” shall mean a general purpose open-end revolving line of credit account that may be accessed through a Credit Card established by Bank for a Customer pursuant to the terms of a Credit Card Agreement and in accordance with Card Association rules and regulations and marketed with the trade names and/or logos of Hanover Direct and a Card Association.

“Credit Card” shall mean a Hanover Direct-branded credit card which may be either a Private Label Account or Co-Brand Account credit card issued by Bank to access such Account pursuant to this Agreement.

“Credit Card Agreement” shall mean the agreement between a Cardholder and Bank governing the Account and Cardholder’s use of the Account, together with any modifications or amendments which may be made to such agreement. Bank may develop different versions of the Credit Card Agreement as appropriate for the co-brand Accounts and the private label Accounts.

“Credit Sales Day” shall mean any day, whether or not a Business Day, on which Goods and/or Services are sold by Hanover Direct.

“Credit Slip” shall mean a sales credit receipt or other documentation, whether in hard copy or electronic form, evidencing a return or exchange of Goods or a credit on an Account as an adjustment by Hanover Direct for goodwill or for Services rendered or not rendered by Hanover Direct to a Cardholder.

“Customer” shall mean a consumer who has purchased Goods and/or Services from Hanover Direct’s Merchant Affiliates or a consumer who receives marketing materials about the Program, and includes any person on the customer list of a Business.

“Direct Settlement” shall mean the processing of Hanover Direct Co-Brand Account Purchases outside of the Card Associations’ authorization and settlement networks in a manner consistent with or similar to the Bank’s Private Label Account Purchases as outlined in Section 3.6.

“Discount Fee” shall mean, for all Private Label Account Account Purchases and for those certain Co-Brand Account Purchases that are Direct Settlement transactions, an amount to be charged by Bank for such Purchases equal to Net Sales multiplied by the Discount Rate.

“Discount Rate” shall have the meaning set forth in Schedule 1.1.

“Effective Date” shall mean the date set forth in the first paragraph on page one of this Agreement.

“Electronic Bill Presentment and Payment” shall mean a procedure where Cardholders can elect to receive their Account billing statements electronically and that also allows them an opportunity to remit their Account payment to Bank electronically.

“Enhancement Marketing Services” shall have the meaning set forth in Section 2.9(b).

“Equal Payment Purchases” shall mean Purchases subject to a minimum purchase amount set by Bank for which Bank sets equal monthly payments over a specified term to collect the balance related to the Purchase.

“Forms” shall have the meaning set forth in Section 2.4.

“Goods and/or Services” shall mean those goods and/or services sold by Hanover Direct’s Merchant Affiliates through stores, catalog, Internet or otherwise to the general public for individual, personal, family or household use.

“Hanover Direct” shall mean Hanover Direct, Inc. and the Merchant Affiliates.

“Hanover Direct Deposit Account” shall mean a deposit account maintained by Hanover Direct as set forth in Section 3.6 (a).

“Hanover Direct’s Marks” shall mean the trademarks and/or service marks owned by or licensed (and capable of being sublicensed) to the Businesses of Hanover Direct and designated by Hanover Direct and/or the Businesses to Bank for use in connection with the Program.

“Hanover Direct’s Stores” shall mean those certain retail locations selling Goods and/or Services, which are owned and operated by Hanover Direct’s Merchant Affiliates.

“Initial Term” shall have the meaning set forth in Section 9.1.

“Instant Credit Application” shall mean an in store, Internet or catalog application procedure designed to open Accounts at point of sale or order entry whereby an application for credit is communicated to Bank either verbally at point of sale or systemically during the catalog order entry process according to Bank’s Operating Procedures.

“Loyalty Program” shall have the meaning set forth in Section 2.11.

“Marketing Fund” shall have the meaning set forth in Section 2.5(b).

“Merchant Affiliates” shall mean those certain Affiliates of Hanover Direct, Inc. which operate the Businesses.

“Name Rights” shall have the meaning set forth in Section 2.10.

“Net Proceeds” shall mean Purchases less: (i) credits to Accounts for the return or exchange of Goods or a credit on an Account as an adjustment by Hanover Direct for goodwill or for Services rendered or not rendered by Hanover Direct to a Cardholder, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day; (ii) any applicable Discount Fees in effect on the date of calculation; and (iii) any other fees or charges imposed by Bank pursuant to this Agreement.

“Net Sales” shall mean Purchases, less credits or refunds for Goods and/or Services, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day.

“On-Line Prescreen” shall mean a process where a pre-screened offer of credit is made to Customers meeting Bank’s credit criteria in a real-time pre-approved process according to Bank’s Operating Procedures. The process utilizes traditional order entry data elements to build Customer records. The Customer records are pre-screened by a credit bureau using Bank’s established criteria to determine if an offer of credit is appropriate. Customer records passing the Bank’s pre-screening credit criteria are returned to the point of order entry where the pre-approved offer to open an Account is made. Records not passing the credit criteria are not returned and no offer is made.

“Operating Procedures” shall mean Bank’s written instructions and procedures provided to Hanover Direct, Inc. to be followed by Hanover Direct and Hanover Direct’s employees in connection with implementation of the Program.

“Prescreen Acceptance” shall mean a point of sale procedure designed to recognize and activate Bank’s pre-approved offers for Accounts for Customers.

“Private Label Account” shall mean an individual open-end revolving line of credit account that may be accessed through a Credit Card established by Bank for a Customer pursuant to the terms of a Credit Card Agreement, marketed with the trade names and/or logos of Hanover Direct, and for which the Credit Cards are accepted exclusively by Hanover Direct pursuant to this Agreement.

“Program” shall mean the Co-Brand Account and Private Label Account credit card program established and administered by Bank for Customers of Hanover Direct by virtue of this Agreement.

“Program Commencement Date” shall mean the date on which Bank commences operation of the Program. Bank shall be deemed to have commenced operation of the Program on the earlier of the date on which Bank begins to issue new Accounts or the date on which Bank notifies Hanover Direct in writing that Bank has commenced operation of the Program.

“Program Year” shall mean each consecutive twelve (12) month period commencing on the Program Commencement Date or the first day of the first full calendar month following the Program Commencement Date if the Program

Commencement Date is not the first day of a calendar month and each anniversary thereof.

“Promotional Programs” shall mean any special Cardholder payment terms approved by Bank for certain Purchases, including without limitation deferred finance charges, deferred payments and subject to any terms and conditions set forth in writing by Bank. Equal Payment Purchases shall be deemed to be Promotional Programs. Promotional Programs shall not have a promotional period (e.g. deferral period) greater than six (6) months.

“Protection Programs” shall have the meaning set forth in Section 2.9(a).

“Purchase” shall mean a purchase of Goods and/or Services, including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to a Cardholder using an Account as provided for under this Agreement.

“Quick Credit” shall mean an in-store application procedure designed to open Accounts as expeditiously as possible at point of sale, whereby an application for an Account is processed without a paper application being completed by an Applicant. An Applicant’s credit card (Visa, MasterCard, American Express, Discover Bank or other Bank approved private label card) is electronically read by a terminal that captures the Applicant’s name and credit card Account number. Other data shall be entered into that same terminal by the Hanover Direct’s Store associate as specified in the Operating Procedures. This data is used by Bank to request a credit bureau report and make a decision whether to approve or decline the Applicant.

“Regular Revolving Purchases” shall mean Purchases which are not subject to any Promotional Programs.

“Renewal Term” shall have the meaning set forth in Section 9.1.

“Roll to Revolve Rate” shall mean, for each Promotional Program subject to a deferred period, the total dollar amount of the Accounts Receivable for the Promotional Program that is not paid in full prior to the end of the deferral period divided by the total dollar amount of the Purchases for the particular Promotional Program, and expressed as a percentage.

“Statemented Account” shall mean each Account for which a billing statement is generated (whether or not actually sent to the Cardholder) within a particular billing cycle.

“Term” shall mean the Initial Term and any Renewal Terms.

“Transaction Record” shall mean, with respect to each Purchase of Goods or Services by a Cardholder from Hanover Direct, each credit or return applicable to a Purchase of Goods or Services: (a) the Charge Slip or Credit Slip

corresponding to the Purchase, credit or return; or (b) a computer readable tape/cartridge or electronic transmission containing the following information: the Account number of the Cardholder, the particular Hanover Direct Business at which the Purchase, credit or return was made (identified as mutually agreed by Bank and Hanover Direct), the total of (i) the Purchase price of Goods or Services purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, a description of the Goods or Services purchased, credited or returned and the authorization code, if any, obtained by Hanover Direct prior to completing the transaction; or (c) electronic record whereby Hanover Direct or Hanover Direct’s Store electronically transmits the information described in subsection (b) hereof to a network provider (selected by Hanover Direct at its expense), which in turn transmits such information to Bank by a computer tape/cartridge or electronic tape or transmission.

1.2      Rules of Interpretation. Except as otherwise expressly provided in this Agreement, the following rules will apply: (i) the singular includes the plural and the plural includes the singular; (ii) “include” and “including” are not limiting; (iii) a reference to any agreement or other contract includes any permitted modifications supplements, amendments and replacements.

SECTION 2. THE PROGRAM

2.1	Establishment and Operation of the Program.

(a)       Hanover Direct and Bank shall use reasonable efforts to commence the Program on or before April 1, 2005, or such other date as the parties mutually agree upon in writing. Subject to the terms and conditions set forth in this Agreement, commencing on the Program Commencement Date, Bank shall originate Accounts and issue Credit Cards to Customers. Bank shall open an Account for all qualified Applicants approved by Bank and establish a credit line in an amount to be determined by Bank in its discretion for each individual Applicant. Subject to Section 3.6 (d), applicable Card Association rules and regulations and Applicable Law, Bank shall determine the terms and conditions of the Account to be contained in a Credit Card Agreement. Bank shall service the Accounts in accordance with the terms set forth in Schedule 2.1(a).

(b)       When Hanover Direct internally develops or acquires a new business owned and operated by Hanover Direct, Inc. or an Affiliate of Hanover Direct, Inc. (including but not limited to new Affiliates, divisions, catalogues, Internet sites and other entities) for the sale of consumer goods and/or services, not specifically identified as a “Business” or “Merchant Affiliate” in Section 1.1 (referred to as a “New Business”), Hanover Direct shall notify Bank of such New Business. Bank shall have a right of first refusal to add such New Business to the Plan and if Bank desires to do so, then Hanover Direct and Bank shall negotiate in good faith the pricing and other terms that shall apply to Bank issuing Accounts to Customers of the New Business, and the parties shall execute an addendum to this Agreement defining the terms and conditions that will apply to the New Business, which addendum shall be incorporated into this Agreement. Each time an addendum is executed by the parties, the New Business shall be considered a Business for the purposes of this Agreement, and all of the terms of this Agreement shall be deemed to cover the New Business and the Affiliate operating such New Business shall be deemed to be a Merchant Affiliate, unless otherwise specifically agreed to by the parties in the addendum adding the New Business to this Agreement.

(c)       The Bank shall designate a Program manager and Hanover Direct shall designate a Program manager (collectively the “Managers”). The Managers shall be available as contact persons for purposes of facilitating the on-going Program management, contractually required consultations and the resolution of disputes. The Managers or their respective designees, shall confer periodically in order to review the implementation, administration, and performance of the Program and to review and plan the marketing of the Program in accordance with Section 2.5 hereto.

2.2      Applications for Credit Under the Program; Billing Statements. (a) Customers who wish to apply for an Account under the Program must submit a completed application on a form or in an electronic or telephonic format approved by Bank, and Bank shall grant or deny the request for credit based solely upon Bank’s credit criteria. Bank or Hanover Direct shall provide a copy of the applicable Credit Card Agreement to the Applicant to be retained for the Applicant’s records. The application shall be submitted to Bank by the Applicant or submitted by Hanover Direct on behalf of the Applicant, as set forth in the Operating Procedures. If Bank opens an Account for an Applicant, Bank shall issue a Credit Card to the Applicant which accesses the individual line of credit in an amount determined by Bank for the Account.

(a)       Bank shall make available to Hanover Direct and Hanover Direct shall utilize an Instant Credit application procedure, as well as Batch Prescreen and On-Line Prescreen application procedures. Bank shall also make available to Hanover Direct Instant Credit and Automated Telephone Application procedures that may be used by Hanover Direct.

(b)       Hanover Direct will protect and keep confidential the application information and, except as may otherwise be required by Applicable Law, shall not disclose the information to anyone other than authorized representatives of Bank.

(c)       Cardholders will receive from Bank a periodic statement (the “Billing Statement”) listing the transaction information for a billing cycle and other information, as deemed desirable by Bank and in accordance with the requirements of Applicable Law.

(d)       Bank shall make available to Hanover Direct and its Customers Internet application procedures, Charge Slip processing, and Cardholder Account customer service. Hanover Direct shall be responsible for integrating and maintaining on its website at its sole expense a link to the Bank’s Internet website. The style and content of the link shall be subject to Bank’s prior approval. Hanover Direct represents and warrants that, to integrate and maintain the link, and to ensure access to the Bank’s Internet website and reduce technical errors, its software providing the link will function, and continue to function, in a sound technical manner. Hanover Direct shall regularly monitor the link to ensure proper functioning. Bank represents and warrants to ensure that Bank’s Cardholder Internet website will function and continue to function in a sound technical manner. In the event Bank changes or otherwise modifies the website address for Bank’s Internet site for the Program, Hanover Direct will promptly update or modify the link, as directed by Bank. In providing the link, Hanover Direct shall make it clear and conspicuous that the Customer is leaving Hanover Direct’s website and is being directed to Bank’s website for the exclusive purpose of accessing Bank’s website.

(e)       Hanover Direct agrees that, in connection with the link, it will only use Bank’s name, or any logo, statements or any other information that is related to Bank, only as directed by Bank, or as approved in advance and in writing by Bank. Without limiting the generality of the scope of required approvals, but by way of example, Hanover Direct shall seek Bank’s approval not only with respect to content, but also with respect to any typestyle, color, or abbreviations used in connection with the link. Hanover Direct will promote to its Customers the Bank’s Electronic Bill Presentment and Payment.

2.3      Operating Procedures. With Respect to the Program, Hanover Direct and Hanover Direct’s employees shall observe and comply with the Operating Procedures and such other reasonable procedures as Bank may prescribe on not less than forty-five (45) days’ prior notice to Hanover Direct or otherwise required by Applicable Law or Card Association rules and regulations, if applicable. Hanover Direct shall ensure that Hanover Direct’s employees are trained regarding the Operating Procedures and shall ensure their compliance with them. The Operating Procedures may be amended or modified by Bank from time to time in its reasonable discretion; provided, however, unless such changes are required by Applicable Law or Card Association rules and regulations (if applicable), a copy of any such amendment or modification shall be provided to Hanover Direct at least forty-five (45) Business Days before its effective date, and for those changes required by Applicable Law or Card Association rules and regulations (if applicable), notice shall be given as soon as practicable.

2.4	Program Documents.

(a)       Forms. Subject to and in compliance with the requirements of Applicable Law and Section 2.10 hereof, Bank shall design and provide the form of the Credit Card Agreement, applications, Credit Card, card mailers, billing statements, letters, and other documents and forms (collectively, “Forms”) to be used under the Program which (i) relate to the Program, (ii) relate to Bank’s and/or the Cardholder’s obligations (excluding any obligations Hanover Direct may have with respect to such Cardholder, such as providing the form of Charge Slips and Credit Slips), or (iii) are required by Applicable Law. Bank shall solely determine the terms and conditions of the Forms, subject to the provisions of Section 3.6(d). Bank will provide Hanover Direct with copies of the form of the Credit Card Agreement, applications, billing statement, card mailers, and the template of any Forms which are to be provided by Bank for marketing purposes in a mass mailing or distribution to all Cardholders as a whole or to all Cardholders in a particular state. Bank shall provide, at Bank’s expense, reasonable and appropriate quantities of the Credit Card Agreements, Credit Card plastics, card mailer, and billing statements; provided, that all quantities shall be reviewed with Hanover Direct and provided further that all quantities shall be so limited as not to cause Hanover Direct to incur extraordinary costs related to any reissuances requested under this Section, but in no event shall such quantities be less than a ninety (90) days’ supply unless otherwise agreed by Bank and Hanover Direct. Hanover Direct shall pay the costs of all Credit Card plastics, including embossing and encoding, card mailers, envelopes, Credit Card Agreements and postage related to any reissuances requested by Hanover Direct for any reissuance of Credit Cards to Cardholders (other than replacements made by Bank from time to time at a Cardholder’s request on a case by case basis and regular reissuances by Bank of expiring Credit Cards). If Hanover Direct’s requirements for any form, plastics or other related collateral (Program documents) associated with the Program vary from the specifications provided by Bank, Bank will advise Hanover Direct of the variance and provide an estimate for the difference, then Hanover Direct shall pay any additional cost associated with the Program documents. In the event any Forms become obsolete as a result of changes requested by Hanover Direct, Hanover Direct shall reimburse Bank for the costs associated with any unused obsolete Forms. Only one (1) design shall be used for each Form. The Businesses may have separate designs for each of the Co-Brand Accounts and Private Label Accounts, as follows:

Private Label Accounts (4 separate designs):

Domestications

Silhouettes

The Company Store/Company Kids (combined)

Co-Brand Accounts (3 separate designs):

Domestications

Silhouettes

The Company Store/Company Kids (combined)

(b)      Customer Marketing. Bank and Hanover Direct shall jointly design the Customer marketing aspects of the Forms (except for Cardholder letters, Credit Card Agreements, billing statement backers and other documents and forms used by Bank in maintaining and servicing the Accounts, which Bank shall solely design), subject to and in compliance with the requirements of Applicable Law and Section 2.10. Hanover Direct may design and produce promotional material, direct mail pieces, catalog, newspaper, radio and Internet advertisements, and other collateral documents (collectively, “Collateral”) which reference the Program and shall submit the same to Bank for its review and approval of the Co-brand disclosures and references to the Program and Bank. Hanover Direct will ensure all changes requested by Bank pursuant to the review and approval process are made to the Collateral.

(c)       Review & Approval of Promotion Copy. Each party’s Manager (defined in Section 2.1(c) above) shall cause all drafts of all Customer marketing aspects of Forms and Collateral promoting or advertising the Program containing promotional copy, as well as notification of all modifications (collectively “Promotion Copy”), to be delivered to the other party’s Manager for review, comment, and approval or disapproval by the appropriate person at least five (5) Business Days in advance of a comment deadline imposed by or upon such party’s Manager and also in the case of HDI, with an additional copy to Attention: Lisa Green, Esq., Corporate Counsel, Hanover Direct, Inc.,

1500 Harbor Boulevard, Weehawken, NJ 07087, Telecopier 201-272-3498; E-mail lgreen@hanoverdirect.com.

2.5      Marketing. (a)  Hanover Direct agrees to prominently advertise and actively promote the Program wherever Customers can purchase Goods and/or Services in accordance with the Operating Procedures or as otherwise provided by Bank. Hanover Direct and Bank will jointly agree upon programs to market the Program, both initially and on a continuing basis. Bank must approve in advance Hanover Direct’s use of Bank’s and/or the Card Association’s name and any references to the Program and Card Association.

(a)       Bank shall contribute the amounts set forth in Schedule 2.5 to apply to marketing and promotion expenses associated with the Program in each Program Year (such funds to be made available at the beginning of the applicable Program Year). All of such funds shall be referred to herein as the “Marketing Fund.” If the Marketing Fund is not used in the Program Year, up to twenty-five percent (25%) of the funds may be rolled over to the first six (6) months of the next Program Year, but in no event shall the funds have any cash value. Hanover Direct shall pay marketing and promotion expenses directly as they are incurred, and shall send Bank an invoice for the aggregate amount of the expenditures mutually agreed upon by the parties together with copies of paid invoices or other supporting documentation reasonably satisfactory to Bank for such expenses and Bank shall reimburse Hanover Direct within thirty (30) days after receipt of such invoice until Bank’s maximum contribution amount for the applicable Program Year has been met. In the last Program Year of the Initial Term, Bank shall have the right to cease the availability of the Marketing Fund contributed by Bank for any future marketing or promotions, however, if the Term is renewed by Hanover Direct prior to the end of the Term, then Bank shall continue to contribute any unused Marketing Fund for such Program Year on a retroactive basis.

(b)       Administration of Accounts. Bank shall perform, in compliance with Applicable Law and Card Association rules and regulations (if applicable), all functions necessary to administer and service the Accounts, including but not limited to: making all necessary credit investigations; notifying Applicants in writing of acceptance or rejection of credit under the Program; preparing and mailing billing statements; making collections; handling Cardholder inquiries; processing payments, sending Cardholder privacy notices and maintaining Cardholder opt-out information in accordance with Bank’s policies.

2.6      Credit Decision. The decision to extend credit to any Applicant under the Program shall be Bank’s decision. Bank will work in good faith with Hanover Direct to develop business strategies with respect to the issuance of Accounts which are intended to maximize the potential of the Program, and which are mutually beneficial to Hanover Direct and Bank. Hanover Direct may from time to time request Bank to consider offering certain types of special credit programs. Bank shall reasonably consider Hanover Direct’s requests and negotiate with Hanover Direct in good faith. However, Bank shall, in its sole discretion, subject to Applicable Laws, Card Association rules and regulations (as applicable) and safety and soundness considerations, determine whether or not to offer any of such programs. In the event Bank agrees to any special credit program, Hanover Direct and Bank shall mutually agree upon any special terms and fees associated with the special credit program.

2.7      Ownership of Accounts and Mailing Lists, Reporting Requirements. The Customer’s names and addresses and other Customer information collected by Hanover Direct independent of Bank and set forth in Hanover Direct’s records, shall be the exclusive property of Hanover Direct, but Hanover Direct shall during the Term of this Agreement as requested by Bank make the names and addresses of such Customers available to Bank, as permitted by Applicable Law and by the privacy policies of the Businesses, to be used only for purposes of solicitation of such Customers for Accounts and in connection with the administration of the Program in accordance with the terms of this Agreement. Bank shall provide to Hanover Direct monthly one (1) master file extract initially containing the information set forth on Schedule 2.7 to the extent such information is available to Bank, but subject to change by Bank at any time, and any other information agreed to by Hanover Direct and Bank, to the extent permitted by Applicable Law and Bank’s privacy and security policies, which Hanover Direct may use solely in connection with maintaining and servicing the Accounts and for the purpose of marketing its Goods and/or Services to the Cardholders, as permitted by Applicable Law. Hanover Direct shall keep such Cardholder information confidential and shall not sell, lease, transfer or disclose such information to any third party without Bank’s prior written consent. The Accounts and all information related to the Accounts, Cardholders and Applicants including without limitation the receivables, names, addresses, credit and transaction information of Cardholders, as set forth in Bank’s records shall be the exclusive property of Bank during and after the Term of this Agreement unless the Accounts are purchased by Hanover Direct, or its designee, pursuant to Section 9. Bank shall have the right to take a security interest in the Goods purchased with an Account until such time as the balance with respect to the Goods is paid in full.

2.8      Protection Programs and Enhancement Marketing Services. (a)  Hanover Direct and Bank agree that Bank will have the exclusive right to make available to Cardholders debt cancellation programs (collectively referred to herein as “Protection Programs”) offered by Bank and/or its vendors or Affiliates. Such Protection Programs may include, but are not limited to, debt cancellation programs. Bank shall, prior to offering any Protection Programs to Cardholders, review the proposed solicitations and offerings with Hanover Direct. Bank may make up to six (6) offers for such Protection Programs per Program Year, up to two (2) of which may be statement inserts. The fees for Protection Programs shall be charged to the applicable Cardholder’s Account. Hanover Direct will assist Bank’s effort to offer Protection Programs so long as such assistance will not require Hanover Direct to incur any direct expense or cost or would not result in Hanover Direct’s violation of any third party agreement. During the first Program Year, Bank shall pay Hanover Direct fifty percent (50%) of the net profit (Bank’s revenues, commissions and other incentives minus Bank’s Total Direct Expenses generated by Protection Programs, payment to be made on a monthly basis, together with a statement setting forth the revenues, expenses and profits in reasonable detail. In the second Program Year, and each Program Year thereafter, Bank shall review the actual number of Enhancement Marketing Services offers approved by

Hanover Direct for the prior Program Year, and if such number is less than three (3), then Bank shall have the right to reduce the amount of percentage of net profit payable by Bank to Hanover Direct for Protection Programs for the current Program Year to zero percent (0%) and to reduce the amount of percentage of net profit payable by Bank to Hanover Direct for Enhancement Marketing Services (pursuant to Section 2.9(a) below) for the current Program Year to thirty percent (30%).

(b)       Hanover Direct and Bank agree that Bank will have the right from time to time, at Hanover Direct’s invitation, to make available to Cardholders various types of other products and services (collectively referred to herein as “Enhancement Marketing Services”) through solicitations made in connection with their Accounts.

(i)

Such Enhancement Marketing Services may include, but are not limited, to travel services, legal services, card registration programs and merchandise products which are non-”competitive” with Hanover Direct Affiliates; provided, however that all Enhancement Marketing Services shall be subject to the prior approval of Hanover Direct (which may be withheld in its sole discretion), and provided, further that Enhancement Marketing Services shall not include and the following shall be expressly prohibited hereunder: any program or service where discounts, information and/or benefits are proposed to be delivered to a Cardholder in exchange for a recurring fee on a negative option, positive option or similar basis, including, but not limited to, programs or services similar to loyalty programs or clubs, notwithstanding that the fee is not labeled by the program, service, or plan provider as a “membership” or “annual” fee. Such Enhancement Marketing Services will be offered through various direct marketing channels including but not limited to direct mail, inbound telemarketing, call transfer, call to confirm, statement inserts, statement messaging and IVR, but shall expressly exclude outbound telemarketing to Customers;

(ii)

Enhancement Marketing Services which offer merchandise products shall not directly compete with Hanover Direct’s products and services. “Competitive products and services” shall be as defined on Schedule 2.8(b)(ii) attached hereto and made a part hereof and as amended from time to time;

(iii)

For all combined Enhancement Marketing Services, if such offers are invited and permitted by Hanover Direct, Bank shall have the right to utilize for each Credit Card in statement inserts each month during a Program Year if Hanover Direct has not already reserved such space. . Except for Enhancement Marketing Services offered by IVR, call to confirm, call transfer and call center sales, Bank will notify Hanover Direct of the proposed offer prior to its execution and obtain Hanover Direct’s prior written consent, which shall not be unreasonably withheld. The charges for the products and services will be billed to the applicable Cardholder’s Account when appropriate.

(b)       Bank shall pay Hanover Direct fifty percent (50%) of the net profit (Bank’s revenues, commissions and other incentives minus Bank’s Total Direct Expenses) generated by Enhancement Marketing Services, payment to be made on a monthly basis, together with a statement setting forth the revenues, expenses and profits in reasonable detail.

2.9     Ownership of Hanover Direct Name and Licensing. (a) Subject to the other provisions of this Agreement, Hanover Direct hereby grants to Bank a non-exclusive, non-transferable license to use the Hanover Direct’s Marks solely in satisfaction of its duties, rights and obligations described in this Agreement, including without limitation, using same in any and all promotional materials, Account documentation, advertising, marketing and solicitations related to the Program, during the Term. Bank shall use the trademark designations “®” or “TM” or such other designation as Hanover Direct may specify or approve in connection with the Hanover Direct’s Marks on the Credit Cards, Account documentation and promotional materials. Bank agrees it will not use the Hanover Direct’s Marks on or in connection with any products or services or for any other purpose other than as explicitly described in this Agreement except as required by Applicable Law.

(b)       Anything in this Agreement to the contrary notwithstanding, Hanover Direct shall retain all rights in and to Hanover Direct’s Mark pertaining to such names and all goodwill associated with the use of Hanover Direct’s Marks whether under this Agreement or otherwise shall inure to the benefit of the Hanover Direct. Hanover Direct shall have the right, in its sole and absolute discretion, to prohibit the use of any of Hanover Direct’s Marks in any Forms, advertisements or other materials proposed to be used by Bank which Hanover Direct in its reasonable business judgment deems objectionable or improper. Bank shall cease all use of Hanover Direct’s Marks upon the termination of this Agreement for any reason unless Bank retains the Accounts after termination of the Agreement, in which case Bank may use Hanover Direct’s Marks solely in connection with the administration and collection of the balance due on the Accounts. During the term, Hanover Direct grants Bank the right to use Hanover Direct’s Marks in connection with Bank and its Affiliates’ business client lists in Bank and Bank’s Affiliates’ product marketing and promotional materials, in written and electronic form.

2.10    Cardholder Loyalty Program. At Hanover Direct’s request, Bank will provide Hanover Direct with system functionality tied to the Accounts to support Hanover Direct’s Cardholder loyalty program (the “Loyalty Program”), at no additional charge, to the extent Hanover Direct’s Loyalty Program is consistent with Bank’s existing or future functionality offered to other Bank clients and is facilitated using monthly billing statements to active Accounts and does not include stand-alone mailings. Provided, however, that Bank will support stand-alone Cardholder mailings and zero-balance statements in conjunction with the Loyalty Program at Hanover Direct’s expense. Bank will, at Hanover Direct’s request, upon the terms, conditions and fees mutually agreed upon in writing by the parties, provide back office servicing and administration support for Hanover Direct’s Loyalty Program. The Loyalty Program will provide for loyalty point accumulation, tracking, lookup/reporting, and redemption where coupon is part of the billing statement, at no additional charge to Hanover Direct, consistent with Bank’s existing or future functionality offered to other Bank clients. Hanover Direct is the owner of the Loyalty Program and will be responsible for determining and funding the reward related to the Loyalty Program and for ensuring that the Loyalty Program complies with all Applicable Laws.

SECTION 3. OPERATION OF THE PROGRAM

3.1      Honoring Accounts. Hanover Direct agrees that Hanover Direct will honor any Account properly issued and currently authorized by Bank pursuant to the Program, and shall deliver to Bank all Transaction Records evidencing transactions made under the Program for Goods and/or Services, in accordance with the provisions of this Agreement and the Operating Procedures.

3.2      Additional Operating Procedures. In addition to the procedures, instructions and practices contained in the Operating Procedures, Hanover Direct agrees that Hanover Direct will comply with the following procedures:

(a)       In each Account transaction by Hanover Direct, such entity must obtain all the information contained in clause (b) of the definition of Transaction Record. The date which appears on the Charge Slip or Credit Slip will be prima facie evidence of the transaction date, and Hanover Direct shall be required to transmit all Transaction Records relating to such Charge Slip and/or Credit Slip so that Bank receives such Transaction Records no later than the second Business Day after the transaction date. The “Cardholder Copy” of each Charge Slip shall be delivered to the Cardholder at the time of the transaction if the Cardholder is in the store.

(b)       All Charge Slips will evidence the total price of the sale minus any cash down payment. Hanover Direct shall retain the “Merchant Copy” of all Hanover Direct and Hanover Direct’s Store generated Charge Slips and Credit Slips for each transaction for a period of twelve (12) months from the date of presentation to Bank or in the case of Promotional Programs, twelve (12) months from the end of the applicable Promotional Program.

(c)       Hanover Direct will maintain a fair policy for the exchange and return of Goods and adjustment for Services rendered and for that purpose will give credit to Accounts upon such exchange, return or adjustment. Hanover Direct will not make cash refunds to Cardholders on Credit Card Purchases. If any Goods are returned, price adjustment is allowed, or debt for Services is adjusted, Hanover Direct will notify the Bank and provide appropriate documentation thereof to the Cardholder. Upon receipt of Transaction Records reflecting a credit to which there has been a corresponding debit, Bank will net against amounts payable by Bank to Hanover Direct the total shown on the Credit Slip, and credit the Cardholder’s Account in the amount of such Credit Slip. If the Hanover Direct Deposit Account contains insufficient funds, Hanover Direct shall remit the amount of such Credit Slips, or any unpaid portion thereof, to Bank immediately upon written demand.

(d)       Hanover Direct’s Stores shall not, when the Cardholder or authorized user is present in the store, accept a transaction to be charged to an Account without presentation of a Credit Card or proper identification as outlined in the Operating Procedures.

3.3      Cardholder Disputes Regarding Goods or Services. Hanover Direct shall act promptly to investigate and work to resolve disputes with Cardholders regarding Goods and/or Services obtained through Hanover Direct pursuant to the Program. Hanover Direct shall timely process credits or refunds for Cardholders utilizing the Program.

3.4      No Special Agreements. Hanover Direct will not extract any special agreement, condition or security from Cardholders in connection with their use of an Account, unless approved in advance by Bank in writing.

3.5      Cardholder Disputes Regarding Violations of Applicable Law. Hanover Direct shall assist Bank in further investigating and using its reasonable efforts to help resolve any Applicant or Cardholder claim, dispute, or defense which may be asserted under Applicable Law or Card Association rules or regulations (for Co-Brand Accounts) in connection with purchases from a Business.

3.6      Payment to Hanover Direct; Ownership of Accounts; Fees; Accounting. (a)Hanover Direct shall electronically transmit all Transaction Records from Hanover Direct to Bank in a format acceptable to Bank. Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Transaction Records, and in the time frames specified herein, Bank will remit to Hanover Direct an amount equal to the Net Proceeds indicated by such Transaction Records for the Credit Sales Day(s) for which such remittance is made. In the event Bank discovers any discrepancies in the amount of Transaction Records submitted by Hanover Direct or paid by Bank to Hanover Direct, Bank shall notify Hanover Direct in detail of the discrepancy, and credit Hanover Direct, or net against amounts owed to Hanover Direct, as the case may be, in a subsequent daily settlement. Bank will transfer funds via wire transfer to an account designated in writing by Hanover Direct to Bank (the “Hanover Direct Deposit Account”). If Transaction Records are received by Bank’s processing center before 12 noon Eastern time on a Business Day, Bank will initiate such wire transfer by 5 p.m. Eastern time on the next Business Day thereafter. In the event that the Transaction Records are received after 12 noon Eastern time on a Business Day, then Bank will initiate such wire transfer no later than 5 p.m. Eastern time on the second Business Day thereafter. Bank shall remit funds to one (1) Hanover Direct designated account and shall not remit funds to individual Hanover Direct Stores. Bank shall, if requested by Hanover Direct, Inc., negotiate in good faith with Hanover Direct, Inc. and its secured lender to enter into an agreement which provides, among other things, for Bank to transfer the Net Proceeds owed to Hanover Direct, Inc. pursuant to this Section into a blocked account and once transferred, such funds are without recourse to the lender by Bank and acknowledge that the secured lender of Hanover Direct has a first priority lien on Hanover Direct’s inventory and accounts (not including Bank’s Accounts pursuant to this Agreement).

(a)       Bank shall own all the Accounts under the Program from the time of establishment, and except as otherwise provided herein, Hanover Direct shall not have any right to any indebtedness on an Account or to any Account payment from a Cardholder arising out of or in connection with any Purchases under the Program. Effective upon the delivery of each Charge Slip by Hanover Direct to Bank and payment to Hanover Direct by Bank pursuant to Section 3.6(a), Hanover Direct shall be deemed to have transferred, conveyed, assigned and surrendered to Bank all right, title or interest in all such Charge Slips and in all other rights and writings evidencing such Purchases, if any, subject to Hanover Direct’s right to use and retain copies, whether electronic or otherwise, of all such records for purposes not inconsistent with this

Agreement (for example, general records related to sales, sales tax obligations, etc.).

(b)       All Transaction Records are subject to review and acceptance by Bank. In the event of a computational or similar error of an accounting or record keeping nature with respect to such Transaction Records, Bank may credit to the Hanover Direct’s Deposit Account or net against the Net Proceeds (as the case may be) the proper amount as corrected. If the Net Proceeds are insufficient, Hanover Direct shall remit the proper amount to Bank immediately upon written demand. Upon any such correction Bank shall give prompt notice thereof to Hanover Direct.

(c)       The Accounts shall initially have the terms and features set forth in Section I. of Schedule 3.6. Bank may make any changes in the terms of the Credit Card Agreement at any time, or as required by Applicable Law or the Card Association, and will notify Hanover Direct of such changes with notice to Hanover Direct as reasonable under the circumstances. In addition, Bank may make changes in the terms of a Credit Card Agreement on an individual Account basis in connection with its servicing of the Accounts without notice to Hanover Direct. With respect to any other changes in the terms of the Credit Card Agreement affecting the credit repayment terms or fees charged by Bank, Bank will, at least ninety (90) days prior to making any changes, notify Hanover Direct of such changes and discuss such changes with Hanover Direct.

(d)       Hanover Direct shall obtain and maintain at their own expense such point of sale terminals, cash registers, software, hardware and other items of equipment as are necessary for it to request and receive authorizations, transmit Charge Slip and Credit Slip information, process Credit Card Applications and perform its obligations under this Agreement; provided, however, that all network (electronic communication interchange system for communication between Hanover Direct and Bank), telephone or other communication lines and other items necessary for such processing between Hanover Direct and Bank shall be ordered by Bank, caused to be installed by Bank, and maintained, and Hanover Direct shall pay the first ten thousand dollars ($10,000) of expenses related to such network (electronic communication interchange system), telephone or other communication lines and other items necessary for such processing and the remaining costs shall all be at Bank’s expense. The hardware and software and any computer programs and telecommunications protocols necessary to facilitate communications between Bank and Hanover Direct may be changed from time to time by Bank, provided Bank provides reasonable advance notice to Hanover Direct with respect to any such change and provided further that the written consent of Hanover Direct is obtained with respect to any change that is reasonably likely to involve expenditures on the part of Hanover Direct in excess of ten thousand dollars ($10,000) (other than for changes that are required by Applicable Law or by Card Association Rules).

(e)       Hanover Direct may from time to time offer Promotional Programs to Cardholders. Hanover Direct shall be responsible for ensuring that all Purchases subject to any Promotional Programs are properly designated as such on the Transaction Record in accordance with Bank’s instructions.

(f)        Bank may if Hanover Direct fails to pay Bank any amounts (and not subject to a good faith dispute) due to Bank pursuant to this Agreement for more than thirty (30) days after the date of invoice by Bank, upon five (5) Business Days prior notice to Hanover Direct, offset such amounts against the Net Proceeds or any other amounts owed by Bank to Hanover Direct under this Agreement.

(g)       Bank will pay to Hanover Direct the Initial Plan Compensation and Co-Brand Account compensation set forth in Section III. of Schedule 1.1.

3.7      Insertion of Hanover Direct’s Promotional Materials. Bank may from time to time insert Hanover Direct’s promotional materials for Hanover Direct’s Goods and/or Services, which are provided by Hanover Direct at Hanover Direct’s expense or from the Marketing Fund, into the Account billing statements, new Credit Card mailers, and PIN mailers so long as the materials: (a) are provided to Bank at least fifteen (15) Business Days prior to the scheduled mailing date of such statements or notices; (b) if they reference Bank or the Program in any manner, are approved by Bank as to content, in Bank’s reasonable discretion; (c) meet all size, weight, or other specifications for such inserts as shall be reasonably set by Bank from time to time; (d) there is sufficient space in Bank’s standard envelope for the insert in addition to any legally required material, Cardholder notices and other materials which Bank is including in the mailing; and (e) Hanover Direct pays any and all additional postage costs caused by Bank’s insertion of materials provided by Hanover Direct, if instructed by Hanover Direct to insert regardless of the additional postage costs.

3.8      Payments. All payments to be made by Cardholders with respect to any amounts outstanding on the Accounts shall be made in accordance with the instructions of Bank and at the location or address specified by Bank. Hanover Direct hereby authorizes Bank, or any of its employees or agents, to endorse “WORLD FINANCIAL NETWORK NATIONAL BANK” upon all or any checks, drafts, money orders or other evidence of payment, made payable to Hanover Direct, a Merchant Affiliate or Business, and intended as payment on an Account, that may come into Bank’s possession from Cardholders and to credit said payment against the appropriate Cardholder’s Account. Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless an Account or Purchase is charged back to Hanover Direct pursuant to the provisions of Sections 3.9 and 3.10 hereof.

3.9      Chargebacks. Bank shall have the right to demand immediate purchase by Hanover Direct of any Purchase and charge back to Hanover Direct the unpaid balance (including all amounts related to the Purchase) and any Discount Fee paid by Bank to Hanover Direct, relating to any such Purchase, as more fully described below, if and whenever:

(a)       Any Applicant or Cardholder claim, defense or dispute is asserted against Bank with respect to such Purchase or the Account as a result of an action or inaction by Hanover Direct pursuant to and within the time limits under Applicable Law or the Card Association rules and regulations (as applicable);

(b)       Bank determines that with respect to such Purchase or the Account: (i) there is a breach of any warranty or representation made by or with respect to Hanover Direct under this Agreement and such breach has or may have a material adverse impact on the Bank’s ability to collect unpaid amounts directly related to the Purchase; or (ii) there is a failure by Hanover Direct to comply with any term or condition of this Agreement, which failure shall not have been cured within fifteen (15) days after receipt of written notice thereof from Bank and which failure has a material adverse impact on the Bank’s ability to collect unpaid amounts directly related to the Purchase;

(c)      For or any chargeback reason as set forth in the Operating Procedures (as may be amended from time to time pursuant to Section 2.3), or the Card Association rules and regulations (as applicable).

3.10    Assignment of Title in Charged Back Purchases. With respect to any amount of a Purchase to be charged back to and to be purchased by Hanover Direct, Hanover Direct shall either pay such amount directly to Bank in immediately available funds or Bank will offset such amount as part of the Net Proceeds to be paid to Hanover Direct, to the extent the balance thereof is sufficient. Upon payment of such amount by Hanover Direct to Bank, or off-setting, as the case may be, Bank shall assign and transfer to Hanover Direct, without recourse, all of Bank’s right, title and interest in and to such Purchase and deliver all documentation (or copies) in Bank’s possession with respect thereto. Hanover Direct further consents to all extensions or compromises given any Cardholder with respect to any such Purchase, and agrees that such shall not affect any liability of Hanover Direct hereunder or right of Bank to charge back any Purchase as provided in this Agreement; provided, however, that Bank shall not have the right to charge back for any Purchase the amount of any reductions, or compromises of amounts owed by a Cardholder to Bank. Hanover Direct shall not resubmit or re-transmit any charged back Purchases to Bank, without Bank’s prior written consent.

3.11    Promotion of Program and Card Program; Non-Competition. (a) Hanover Direct agrees to actively and consistently market, promote, participate in and support the Program as set forth in this Agreement. During the Term of this Agreement, Hanover Direct and its Affiliates shall not without Bank’s prior written consent, by itself or in conjunction with others, directly or indirectly enter into a letter of intent or agreement or otherwise establish with any financial institution, credit card issuer or processor to provide or process on its own behalf, any credit card, charge card or debit card, consumer, revolving credit or any other credit or charge account or product that utilizes a plastic or provides promotional billing options to its customers; provided, however, that during the Term, Hanover Direct may solicit or enter into a letter of intent or agreement with another credit card issuer/processor/provider, if activities with such third party shall only become effective on or after the expiration or termination of this Agreement Furthermore, during the Term of this Agreement, Hanover Direct and its Affiliates shall not participate in any rewards program, incentive program, or other loyalty program offered, sponsored or otherwise promoted by any card issuer or any card-related program which Bank reasonably believes encourages the use of a payment card other than a Credit Card, unless Hanover Direct offers substantially equal promotions and/or incentives to Customers to use the Credit Cards.

(a)       Notwithstanding the foregoing, nothing contained in this Agreement will be construed to prohibit or prevent Hanover Direct from: (i) accepting as payment any major general purpose credit card (including without limitation, American Express Card, MasterCard, Visa, or Discover/NOVUS), or any form of general purpose debit card, as a means of payment by Cardholders for purchase of Goods and/or Services, or (ii) accepting as payment any fixed payment (closed end) credit programs for Applicants declined by Bank as a means of payment by Cardholders for purchase of Goods and/or Services; or (iii) entering into a contract with another credit card provider for a particular state after Bank has terminated the operation of the Program in such state pursuant to Section 9.4.

(b)       Hanover Direct, Inc. shall be entitled to negotiate with and enter into an agreement with any third party with respect to the issuance of private label and co-branded bank credit cards for any New Business for which Bank has declined to issue Accounts pursuant to its right of first refusal under Section 2.1, however, such credit cards shall not be accepted by any of the Businesses as payment for Goods and/or Services during the Term of this Agreement.

3.12    Postage. Any increase(s) in the cost of mailing Account billing statements, form letters or new Credit Cards due to an increase in the first class pre-sort cost of postage from the United States Postal Service which increase occurs on or after the date of execution of this Agreement shall be shared equally by Hanover Direct and Bank. Adjustments will also be made for any subsequent decreases in the cost of postage. Bank will use commercially reasonable efforts to obtain the best bulk rate discount.

3.13    Reports. Bank will deliver to Hanover Direct the reports set forth in Schedule 3.13 attached hereto as specified therein. Bank may provide any additional reports requested by Hanover Direct upon such terms and at the costs mutually agreed to by the parties.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF HANOVER DIRECT

Hanover Direct hereby represents and warrants to Bank as follows:

4.1      Organization, Power and Qualification. Hanover Direct, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement. Hanover Direct, Inc. is duly qualified and in good standing to do business in all jurisdictions where Hanover Direct, Inc. is located, except where the failure to so qualify would not have a material adverse effect on the business of the Hanover Direct, Inc. or where the failure to so qualify would not have a material adverse effect on Hanover Direct’s or Bank’s ability to continue operation of the Program.

4.2      Authorization, Validity and Non-Contravention. (a) This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by Hanover Direct, Inc. on behalf of itself and its Merchant Affiliates and is a valid and legally binding agreement of Hanover Direct, Inc. and its Merchant Affiliates duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(a)       No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Hanover Direct is required for, and the absence of which would adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement. However, Hanover Direct, Inc. must obtain the written consent of its senior secured lender, Wachovia National Bank, N.A. (“Wachovia”) to this Agreement. Hanover Direct shall use reasonable commercial efforts to obtain such consent as soon as reasonably practicable. Hanover Direct, Inc. agrees to reimburse Bank for its direct out of pocket expenses incurred in connection with this Agreement if Hanover Direct, Inc. does not obtain Wachovia’s consent for any reason. Hanover Direct, Inc. shall give Bank written notification when such consent has been obtained.

(b)       The execution and delivery of this Agreement by Hanover Direct, Inc. hereunder and the compliance by Hanover Direct with all provisions of this Agreement: (i) will not conflict with or violate any Applicable Law; and (ii) subject to the written consent of Hanover Direct, Inc.’s senior secured lender, Wachovia National Bank, N.A. (pursuant to Section 4.2 (c) above) will not conflict with or result in a breach of or default under any of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Hanover Direct is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Hanover Direct, nor will such execution, delivery or compliance violate or result in the violation of the Articles of Incorporation or By-Laws of Hanover Direct.

4.3      Accuracy of Information. All factual information furnished by Hanover Direct to Bank in writing at any time pursuant to any requirement of, or furnished in response to any written request of Bank under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Hanover Direct to Bank will be, to Hanover Direct’s best knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified.

4.4      Validity of Charge Slips. (a) As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, each Charge

Slip relating to such Transaction Records shall represent the obligation of a Cardholder in the respective amount set forth therein for Goods sold or Services rendered, together with applicable taxes, if any, and shall not involve any element of credit for any other purpose.

(a)       As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, Hanover Direct has no knowledge or notice of any fact or matter which would immediately or ultimately impair the validity of any Charge Slip relating to such Transaction Records, the transaction evidenced thereby, or its collectibility.

4.5      Compliance with Applicable Law. Any action or inaction taken by Hanover Direct, Hanover Direct’s employees (where Hanover Direct has a duty to act) in connection with the Program, the Loyalty Program, and the sales of Goods and/or Services shall be in compliance with all Applicable Law except where the failure to comply does not or will not have an adverse effect on Hanover Direct, the Bank or the Program.

4.6      Hanover Direct’s Name, Trademarks and Service Marks. Hanover Direct has the legal right to use and to permit the Bank to use, to the extent set forth herein, Hanover Direct’s Marks.

4.7      Intellectual Property Rights. In the event Hanover Direct provides any software, technology or hardware to Bank, Hanover Direct has the legal right to such software, technology or hardware and the right to permit Bank to use such software, technology or hardware, and such use shall not violate any intellectual property rights of any third party. Any software or other technology developed by Hanover Direct or its Affiliates or developed for Hanover Direct or its Affiliates at Hanover Direct’s expense, to facilitate the Program, including but not limited to, software and software modifications developed in response to Bank’s request or to accommodate Bank’s special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Hanover Direct and/or its Affiliates. Nothing in this Agreement shall be deemed to convey a proprietary interest to Bank or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Hanover Direct and/or its Affiliates.

SECTION 5. COVENANTS OF HANOVER DIRECT

Hanover Direct hereby covenants and agrees as follows:

5.1      Notices of Changes. Hanover Direct will as soon as reasonably possible notify Bank of any: (a) change in the name or form of business organization of Hanover Direct, change in the location of its chief executive office or the location of the office where its records concerning the Program are kept; (b) merger or consolidation of Hanover Direct or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Hanover Direct; (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on

Hanover Direct; (d) the planned opening or closing of any Business, location or Hanover Direct Store; or (e) any change in business practices of Hanover Direct that would have a material adverse effect on this Agreement or the Program. Hanover Direct will furnish such additional information with respect to any of the foregoing as Bank may request for the purpose of evaluating the effect of such change on the financial condition and operations of Hanover Direct and on the Program.

5.2      Financial Statements. Hanover Direct, Inc. shall furnish to Bank as soon as available the following information pertaining to Hanover Direct, Inc.: (a) a consolidated balance sheet as of the close of each fiscal year; (b) a consolidated statement of income, retained earnings and paid-in capital to the close of each fiscal year; (c) a consolidated statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by Hanover Direct, Inc.’s independent certified public accountants in connection with such of the financial statements as have been audited. Hanover Direct, Inc. may satisfy the requirements of this Section by filing its annual report on Form 10-K with the SEC.

5.3      Inspection. Hanover Direct will permit, once per Program Year, unless Bank has reasonable cause to do so more frequently, authorized representatives designated by Bank, at Bank’s expense, to visit and inspect, to the extent permitted by Applicable Law, Hanover Direct’s books and records pertaining to Transaction Records and the Program and to make copies and take extracts there from, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours.

5.4      Hanover Direct’s Business. Hanover Direct shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the sale of Goods and/or Services. Hanover Direct shall discuss with Bank annually its estimated forecast of Hanover Direct’s total sales and estimated forecasted number of stores, for the next year. Bank acknowledges and agrees that all such discussions shall contain non-public highly confidential information, that this information may constitute “insider information” for purposes of securities laws, and that this information may not be used or disclosed by Bank other than in furtherance of Bank obligations under this Agreement.

5.5      Hanover Direct’s Employees. Hanover Direct shall cause all of Hanover Direct’s employees to comply with the obligations, restrictions and limitations of this Agreement as such are applicable at the point of sale of the Goods and/or Services.

5.6      Insurance. Hanover Direct shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other companies within Hanover Direct’s industry engaged in similar businesses as Hanover Direct.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BANK

Bank hereby represents and warrants to Hanover Direct as follows:

6.1      Organization, Power and Qualification. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement. Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Bank to carry out its obligations under this Agreement.

6.2      Authorization, Validity and Non-Contravention. (a) This Agreement has been duly authorized by all necessary proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(a)       No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Bank is required for, and the absence of which would materially adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(b)       The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement: (i) will not conflict with or violate any Applicable Law; (ii) will not conflict with or result in a breach of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Bank is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Bank, nor will such execution, delivery or compliance violate or result in the violation of the Charter or By-Laws of Bank.

6.3      Accuracy of Information. All factual information furnished by Bank to Hanover Direct in writing at any time pursuant to any requirement of, or furnished in response to any written request of Hanover Direct under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Bank to Hanover Direct will be, to Bank’s best knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information has or will be stated or certified.

6.4      Compliance with Applicable Law. Any action or inaction taken by Bank (where Bank has a duty to act) in connection with the Program shall be in compliance with all Applicable Law except where the failure to so comply does not or will not have an adverse effect on the Bank, Hanover Direct or the Program.

6.5      Intellectual Property Rights. In the event Bank provides any software or hardware to Hanover Direct, Bank has the legal right to such software or hardware and the right to permit Hanover Direct to use such software or hardware, and such use shall not violate any intellectual property rights of any third party. Any software or other technology developed by Bank or its Affiliates or developed for Bank or its Affiliates at Bank’s expense, to facilitate the Program, including but not limited to, software and software modifications developed in response to Hanover Direct’s request or to accommodate Hanover Direct’s special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Bank and/or its Affiliates. Nothing in this Agreement shall be deemed to convey a proprietary interest to Hanover Direct or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Bank and/or its Affiliates.

SECTION 7. COVENANTS OF BANK

Bank hereby covenants and agrees as follows:

7.1      Notices of Changes. Bank will as soon as reasonably possible notify Hanover Direct of any: (a) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Program are kept; (b) merger or consolidation of Bank or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Bank; (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on the Program. Bank will furnish such additional information with respect to any of the foregoing as Hanover Direct may request for the purpose of evaluating the effect of such transaction on the financial condition and operations of Bank and on the Program.

7.2      Financial Statement. Bank shall furnish to Hanover Direct upon request by Hanover Direct and as soon as available the following information pertaining to Bank: (a) a consolidated balance sheet as of the close of each fiscal year; (b) a consolidated statement of income, retained earnings and paid-in capital to the close of each fiscal year; (c) a consolidated statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by Bank’s independent certified public accountants in connection with such of the financial statements as have been audited.

7.3      Inspection. Bank will permit, once per Program Year unless Hanover Direct has reasonable cause to do so more frequently, authorized representatives designated by Hanover Direct, at Hanover Direct’s expense, to visit and inspect, to the extent permitted by Applicable Law, any of Bank’s books and records pertaining to the Discount Fees, Purchases, and Enhancement Marketing Services revenues and expenses set forth in Section 2.9, and to make copies and take extracts there from, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours. Bank shall permit Hanover Direct, once per Program Year, during normal business hours and upon reasonable notice, and in a manner which does not disrupt the operations, to visit the offices at which services relating to the Program are provided, to monitor the activities of Bank and its subcontractors.

7.4      Bank’s Business. Bank shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the issuance of credit by Bank.

7.5      Insurance. Bank shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other banks engaged in similar businesses as Bank.

SECTION 8. INDEMNIFICATION

8.1      Indemnification Obligations. (a) Hanover Direct shall be liable to and shall indemnify and hold Bank and its Affiliates and their respective officers, directors, employees, subcontractors and their successors and assigns, harmless from any and all Losses (as hereinafter defined) incurred by reason of: (i) Hanover Direct’s breach of any representation, warranty or covenant hereunder; (ii) Hanover Direct’s failure to perform its obligations hereunder; (iii) any damage caused by or related to Goods or Services charged to an Account; and (iv) any action or failure to act by Hanover Direct (where Hanover Direct has a duty to act) and their respective officers, directors and employees which results in a claim against Bank, its officers, employees, Affiliates, unless the proximate cause of any such claim is an act or failure to act by Bank, its officers, directors or employees.

(a)       Bank shall be liable to and shall indemnify and hold Hanover Direct and its Affiliates and their respective officers, directors, employees, sub-contractors and their successors and assigns, harmless from any and all Losses (as hereinafter defined) incurred by reason of: (i) Bank’s breach of any representation, warranty or covenant hereunder; (ii) Bank’s failure to perform its obligations hereunder; and (iii) any action or failure to act by Bank (where Bank has a duty to act) and its officers, directors, and employees which results in a claim against Hanover Direct, its officers, employees, Affiliates, unless the proximate cause of any such claim is an act or failure to act by Hanover Direct and its respective officers, directors or employees.

(b)       For purposes of this Section 8.1 the term “Losses” shall mean any liability, damage, costs, fees, losses, judgments, penalties, fines, and expenses, including without limitation, any reasonable attorneys’ fees, disbursements, settlements (which require the other party’s consent which shall not be unreasonably withheld), and court costs, reasonably incurred by Bank or Hanover Direct, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement except that Losses may not include any overhead costs that either party would normally incur in conducting its everyday business.

8.2      LIMITATION ON LIABILITY. (a)  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO A PARTY’S INTENTIONAL BREACH OF THIS AGREEMENT.

(a)       BANK’S TOTAL ANNUAL LIABILITY TO HANOVER DIRECT FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER DURING ANY YEAR OF THE TERM OF THIS AGREEMENT, SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000). BANK’S TOTAL CUMULATIVE LIABILITY TO HANOVER DIRECT FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED FIVE MILLION DOLLARS ($5,000,000) PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO BANK’S INTENTIONAL BREACH OF THIS AGREEMENT.

(b)       HANOVER DIRECT’S TOTAL ANNUAL LIABILITY TO BANK FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER DURING ANY YEAR OF THE TERM OF THIS AGREEMENT, SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000). HANOVER DIRECT’S TOTAL CUMULATIVE LIABILITY TO BANK FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED FIVE MILLION DOLLARS ($5,000,000) PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO HANOVER DIRECT’S INTENTIONAL BREACH OF THIS AGREEMENT.

8.3      NO WARRANTIES. EXCEPT AS PROVIDED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THE SERVICES AND/OR OTHER PRODUCTS SOLD OR PROVIDED BY BANK PURSUANT TO THIS AGREEMENT.

8.4      Notification of Indemnification; Conduct of Defense. (a) In no case shall the indemnifying party be liable under Section 8.1 of this Agreement with respect to any claim or claims made against the indemnified party or any other person so indemnified unless it shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure to so notify the indemnifying party shall not relieve it from any liability which it may have under other provisions of this Agreement.

(a)       The indemnifying party shall be entitled to participate, at its own expense, in the defense, or, if it so elects, within a reasonable time after receipt of such notice, to assume the defense of any suit brought against the indemnified party which gives rise to a claim against the indemnifying party, but, if the indemnifying party so elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the indemnified party or the person or persons so indemnified, who are the defendant or defendants in any suit so brought, which approval shall not be unreasonably withheld. If the indemnifying party elects to assume the conduct of the defense of any suit brought to enforce any such claim and retains counsel to do so, the indemnified party or the person or persons so indemnified who are the defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel thereafter retained by the indemnified party or such other person or persons.

SECTION 9. TERM AND TERMINATION

9.1      Term. This Agreement shall become effective as of the Effective Date when executed by authorized officers of each of the parties and shall remain in effect for seven (7) years from the Program Commencement Date plus any additional calendar days needed to end the Term on the last day of a calendar month (the “Initial Term”) and shall automatically renew for successive two (2) year terms (each a “Renewal Term”) thereafter unless either party provides the other with at least one hundred eighty (180) days’ written notice of its intention to terminate the Agreement prior to the expiration of the Initial or then current Renewal Term, or unless otherwise terminated as provided herein.

9.2      Termination with Cause by Bank; Bank Termination Events. Any of the following conditions or events shall constitute a “Bank Termination Event” hereunder, and Bank may terminate this Agreement immediately without further action if such Bank Termination Event occurs:

(a)       If Hanover Direct shall: (i) generally not pay its debts as they become due; (ii) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Hanover Direct to perform under this Agreement or the Program; (vii) have a materially adverse change in its financial condition, including, but not limited to receiving a material bond downgrade or being downgraded by a rating agency to a rating below an investment grade rating; or (viii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (ix) breach or fail to perform or observe any material covenant or other material term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, which breach or failure, if left uncured could result in a default of such agreement and which breach or failure would materially adversely affect the ability of Hanover Direct to perform under this Agreement or the Program; or

(b)       If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Hanover Direct, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Hanover Direct, or if any petition for any such relief shall be filed against Hanover Direct and such petition shall not be dismissed within sixty (60) days; or

(c)       If Hanover Direct shall default in the performance of or compliance with any term or violates any of the covenants, representations, warranties or agreements contained in this Agreement and Hanover Direct shall not have remedied such default within thirty (30) days after written notice thereof shall have been received by Hanover Direct from Bank;

(d)       If at anytime the type of Goods and/or Services sold by Hanover Direct materially changes from the type of Goods and/or Services sold by Hanover Direct on the date of execution of this Agreement;

(e)       If there are any changes in business practices of Hanover Direct that would have a material adverse effect on this Agreement or the Program; or

(f)        If Hanover Direct, Inc. does not obtain the written consent of Wachovia pursuant to Section 4.2(b).

9.3      Termination with Cause by Hanover Direct; Hanover Direct Termination Events. Any of the following conditions or events shall constitute a “Hanover Direct Termination Event” hereunder, and Hanover Direct may terminate this Agreement immediately without further action if such Hanover Direct Termination Event occurs:

(a)       If Bank shall: (i) generally not be paying its debts as they become due; (ii) file or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; or (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the operation of the Program and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the Program; or (vii) have a materially adverse change in its financial condition, including, but not limited to being downgraded by a rating agency to a rating below an investment grade rating; or (viii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (ix) breach or fail to perform or observe any material covenant or other material term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, which breach or failure, if left uncured could result in a default of such agreement and which breach or failure would materially adversely affect the ability of Bank to perform under this Agreement or the Program; or

(b)       If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Bank, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Bank, or if any petition for any such relief shall be filed against Bank and such petition shall not be dismissed within sixty (60) days; or

(c)       Except with respect to the Service Standards, if Bank shall default in the performance of or compliance with any term or violates any of the covenants, representations, warranties or agreements contained in this Agreement and Bank shall not have remedied such default within thirty (30) days (ten (10) days in the case of failure to pay Hanover Direct pursuant to Section 3.6(a)) after written notice of the default thereof shall have been received by Bank from Hanover Direct; or

(d)       If Bank fails for three (3) consecutive months to perform any one (1) of the same Service Standards in a Service Factor Category, and such failure is not the result of an act of Hanover Direct, or as a result of a force majeure event specified in Section 10.11, and Bank fails to remedy such failure within thirty (30) days after receipt of written notice from Hanover Direct; or

(e)       In the event Bank assigns the Agreement to a third party pursuant to Section 10.4 and within the first twelve (12) months after the assignment the assignee materially changes any of the credit underwriting standards or Cardholder credit repayment terms or fees from the credit underwriting standards and/or Cardholder credit repayment terms or fees in effect by Bank prior to the assignment of the Agreement by Bank and assignee fails to revise, amend or correct the changes, within thirty (30) days after receiving written notice from Hanover Direct (which notice must be given by Hanover Direct within the first twelve (12) months after the assignment by Bank), in such a manner that the change will no longer result in a material change, then Hanover Direct shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Bank’s assignee; or

(f)        If Hanover Direct, Inc. does not obtain the written consent of Wachovia pursuant to Section 4.2(b).

9.4      Termination By Mutual Agreement. The parties agree that they may terminate the operation of the Program, by mutual written agreement, in the event that both parties determine that the Program is not profitable.

9.5      Termination of Particular State. In addition, Bank may terminate the operation of the Program in a particular state or jurisdiction if the Applicable Law of the state or jurisdiction is amended or interpreted in such a manner so as to render all or any part of the Program illegal or unenforceable, and in such event Bank will, if requested, (i) assist Hanover Direct with finding a new credit provider for such state or jurisdiction and will permit Hanover Direct or its designee with the option to purchase all unpaid and outstanding Accounts belonging to Cardholders with billing addresses in such state at a purchase price equal to the fair market value of the Account which shall be a function of the receivables related thereto, including without limitation all accrued finance charges and fees, whether or not billed or posted to the Accounts; or (ii) wind down the Program in the particular state and continue to own and service the receivables for Cardholders with billing addresses in such state.

9.6      Sale or Transfer of a Business. In the event Hanover Direct sells or otherwise transfers its ownership interest in all or substantially all of the assets of or relating to any Business to an un-Affiliated party, Hanover Direct shall use commercially reasonable efforts to assist the party acquiring such ownership interests or assets to enter into a new private label agreement with Bank, upon approval by Bank of the acquiring party, such approval not to be unreasonably withheld or delayed, governing continuation of the Plan for the related Business on substantially the same terms and conditions as set forth in this Agreement, including, without limitation, a term for the new private label agreement which is equal to the balance of the Initial Term or any Renewal Term then in effect.

9.7      Purchase of Accounts. Upon the termination of this Agreement by either party, Hanover Direct, Inc. or its designated new credit provider shall purchase from Bank all unpaid and outstanding Accounts and the listing of names and addresses of such Cardholders at purchase price equal to the fair market value of the Account and receivables related thereto, including without limitation all accrued and unpaid finance charges and fees, whether or not billed or posted to the Accounts. Notwithstanding the foregoing, Hanover Direct shall not be required to purchase from Bank all unpaid and outstanding Accounts in the case of a termination by Hanover Direct for a Hanover Direct Termination Event pursuant to Section 9.3 (a), (b), (c), (d) or (e).

9.8      Termination of Program Participation. In the case of either termination of the Agreement or termination of the Program in a particular state and upon payment of the purchase price to Bank, (a) Bank shall assign to Hanover Direct or its designee, without recourse, all of its right, title and interest in and to the Accounts and receivables related thereto being transferred and will deliver all related documentation. For purposes of this section, “without recourse” shall not be construed as a limitation on the survival of the Bank’s obligations pursuant to Section 10.13 below; and (b) Bank shall cooperate with Hanover Direct and its designee, if any, to effect the transfer of Accounts and receivables, and shall bear the reasonable expense of its own transition costs therefor.

9.9      Wind Down of Operations. At the date of expiration of this Agreement or earlier termination, as the case may be, all fulfillment obligations of Hanover Direct and Bank with respect to credit card transactions processed until the earlier to occur of the date of termination or date of termination advertised to Cardholders, as mutually agreed-upon, shall continue with regard to orders received prior to and through the close of business on the termination date, including all items on backorder, in compliance with the Federal Trade Commission’s Mail and Telephone Merchandise Order Rule.

SECTION 10. MISCELLANEOUS

10.1    Entire Agreement. This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof and merges all prior discussions between them.

10.2    Coordination of Public Statements. Bank is a subsidiary of Alliance Data Systems Corporation which, as a public company, may issue a news release disclosing this Agreement between Hanover Direct and Bank, however, such news release shall be approved by both parties prior to its issuance. In all other cases, except as required by Applicable Law, neither party will make any public announcement of the Program or provide any information concerning the Program to any representative of any news, trade or other media without the prior approval of the other party, which approval will not be unreasonably withheld. Neither party will respond to any inquiry from any public or governmental authority, except as required by Applicable Law, concerning the Program without prior consultation and coordination with the other party. Upon Bank’s reasonable request from time to time, and with Hanover Direct’s prior written approval, Hanover Direct shall provide references or participate in marketing campaigns or testimonial initiatives for Bank regarding the services provided by Bank in connection with the Program.

10.3    Amendment. Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual agreement of the parties, however, no such modification shall be effective until reduced to writing and executed by both parties.

10.4    Successors and Assigns. This Agreement and all obligations and rights arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assigns. Either party may assign its rights and obligations under this Agreement.

10.5    Waiver. No waiver of the provisions hereto shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing. No failure or delay on the part of either party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

10.6    Severability. If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either party, in which case this Agreement may be terminated by the affected party, without penalty.

10.7    Notices. All communications and notices pursuant hereto to either party shall be in writing and addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other party, and shall be deemed given when delivered by hand, or two (2) Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Bank:

World Financial Network National Bank

800 Tech Center Drive

Gahanna, OH 43230

Attn.: Daniel T. Groomes, President

With a Copy to:

ADS Alliance Data Systems, Inc.

800 Tech Center Drive

Gahanna, OH 43230

Attn.: Karen A. Morauski, VP and Counsel

If to Hanover Direct:

Hanover Direct, Inc.

1500 Harbor Blvd.

Weehawken, NJ 07086
Attn.: Mike Contino,
Chief Operating Officer

With a Copy to:

Hanover Direct, Inc.

1500 Harbor Blvd.
Weehawken, NJ 07086

Attn: Legal Department

10.8    Captions and Cross-References. The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any Section are to such Section of this Agreement.

10.9    GOVERNING LAW. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, REGARDLESS OF THE DICTATES OF OHIO CONFLICT OF LAWS.

10.10  Counterparts. This Agreement may be signed in one (1) or more counterparts, all of which shall be taken together as one (1) agreement.

10.11  Force Majeure. Neither party will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, and not due to the fault or negligence of such party, including, but not limited to, acts of God, flood, criminal acts, fire, riot, computer viruses or hackers where such party has utilized commercially reasonable means to prevent the same, accident, strikes or work stoppage, embargo, sabotage, inability to obtain material, equipment or phone lines, government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement), and other causes whether or not of the same class or kind as specifically named above. In the event a party is unable to perform substantially for any of the reasons described in this Section, it will notify the other party promptly of its inability so to perform, and if the inability continues for at least one-hundred eighty (180) consecutive days (thirty (30) days in the cases of credit authorizations and processing of new Accounts and sixty (60) days in the cases of failures related to Bank’s Account billing system or Account payment processing system), the party so notified may then terminate this Agreement forthwith. This provision shall not, however, release the party unable to perform from using its best efforts to avoid or remove such circumstance and such party unable to perform shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

10.12  Relationship of Parties. This Agreement does not constitute the parties as partners, joint venturers nor any other form of business organization and neither party will so represent itself.

10.13  Survival. No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination. No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except for the following Sections: Section 2.10, Section 3.3, Section 3.5, Section 3.6, Section 3.8, Section 3.9, Section 3.10, Section 8, Section 9. 7, Section 9. 8, Section 9.9, Section 10.7, Section 10.9, Section 10.11, Section 10.17 and Section 10.18.

10.14  Mutual Drafting. This Agreement is the joint product of Hanover Direct and Bank and each provision hereof has been subject to mutual consultation, negotiation and agreement of Hanover Direct and Bank; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any party based on the fact that either party controlled the drafting of the document.

10.15  Independent Contractor. The parties hereby declare and agree that Bank is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of Bank’s personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of Bank and are not agents, employees, Affiliates, or subcontractors of Hanover Direct; that Bank has and hereby retains the right to exercise full control of and supervision over the performance of Bank’s obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the Bank’s agents, employees, Affiliates, or subcontractors, including compliance with workers’ compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that Bank shall be responsible for Bank’s own acts and those of Bank’s agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, Bank does not undertake by this Agreement or otherwise to perform any obligation of Hanover Direct, whether regulatory or contractual, or to assume any responsibility for Hanover Direct’s business or operations.

10.16  No Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity.

10.17  Confidentiality and Security Controls. (a)  Neither party shall disclose any information not of a public nature concerning the business or properties of the other party which it learns as a result of negotiating or implementing this Agreement, including, without limitation, the terms and conditions of this Agreement, Customer names, Cardholder personal or Account information, sales volumes, test results, and results of marketing programs, Program reports generated by Bank, trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information of every kind that relates to the business of either party except to the extent disclosure is required by applicable law, is necessary for the performance of the disclosing party’s obligation or realization of rights under this Agreement, or is agreed to in writing by the other party; provided that: (i) prior to disclosing any confidential information to any third party, the party making the disclosure shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party’s reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel to the other party), the filing party concludes that such request is inconsistent with the filing party’s obligations under applicable laws. Neither party shall acquire any property or other right, claim or interest, including any patent right or copyright interest, in any of the systems, procedures, processes, equipment, computer programs and/or information of the other by virtue of this Agreement. Neither party shall use the other party’s name for advertising or promotional purposes without such other party’s written consent.

(a)       For purposes of clarity, each party agrees that, during the Term and for a period of two (2) years thereafter, it shall not make public or disclose to any third party, except as required by Applicable Law, the terms or substance of this Agreement, including pricing.

(b)       The obligations of this Section, shall not apply to any information, (except for consumer personal information):

(i)	which is generally known to the trade or to the public at the time of such disclosure; or
(ii)

which becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section; or

(iii)

which is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization; or

(iv)

which is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party; or

(v)	which Bank is required to report to a Card Association by such Card Association’s applicable rules and regulations.

(c)       If any disclosure is made pursuant to the provisions of this Section, to any Affiliate or third party, the disclosing party shall be responsible for ensuring that such Affiliate or third party keeps all such information in confidence and that any third party executes a confidentiality agreement provided by the non-disclosing party. Each party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the other party’s confidential information shall protect the privacy of such information. Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court. The provisions of this Section will survive termination or expiration of this Agreement.

(d)       Each party shall establish commercially reasonable controls to ensure the confidentiality of Cardholder and other confidential information and to ensure that Cardholder and other confidential information is not disclosed contrary to the provisions of this Agreement, or any applicable privacy, security or other laws, rules and regulations. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of Cardholder and other confidential information, (ii) protect against any threats or hazards to the security and integrity of Cardholder and other confidential information, and (iii) protect against any unauthorized access to or use of Cardholder and other confidential information.

(e)       Hanover Direct shall notify Bank in the event it believes, or has reason to believe, that either a confidentiality or security breach, or any other unauthorized intrusion, has occurred with respect to Cardholder information and shall estimate the intrusion’s affect on Bank and shall specify the corrective action taken by it. Bank shall notify Hanover Direct in the event it believes, or has reason to believe, that either a confidentiality or security breach, or any other unauthorized intrusion, has occurred (1) with respect to Hanover Direct’s Customer information, or (2) with respect to Bank’s Cardholder Personal Information and requires notification to Cardholders by Bank under Applicable Law (Notice of Security Breach) or impacts more than 25% of the Cardholders, and Bank is not prohibited from notifying Hanover Direct of such event. For purposes of this section 10.17(f), “Cardholder Personal Information” means a Cardholder’s first name or first initial and last name in combination with any one or more of the following data elements, when either the name or the data elements are not encrypted: (1) social security number; (2) driver’s license number or other government identification number; (3) account number, credit or debit card number, in combination with any required security code, access code, or password that would permit access to an individual’s financial account; (4) address; or (5) date of birth; provided, however, that it shall not be deemed a confidentiality or security breach if the name is encrypted but data element (5) is unencrypted. With respect to Hanover Direct’s Customer information, Bank shall estimate the intrusion’s effect on Hanover Direct and Customers and shall specify the corrective action taken by it.

10.18  Taxes. Hanover Direct will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank’s income, net worth or capital stock which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority, on all services provided by Bank under this Agreement. The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments). All amounts set forth in this Agreement are expressed and shall be paid in lawful U.S. dollars.

(Signature block on following page.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in manner and form sufficient to bind them as of the date first above written.

HANOVER DIRECT, INC. on behalf of itself and its Merchant Affiliates By: /s/ Wayne P. Garten Title: Chief Executive Officer Date: September 22, 2005	WORLD FINANCIAL NETWORK NATIONAL BANK By: /s/ Ivan M. Szeftel Title: Chief Executive Officer Date: September 25, 2005